Exhibit 5.4

HOLME ROBERTS & OWEN LLP

One Maritime Place

Suite 2400A

San Franciso, CA 94111

April 7, 2003

American Towers, Inc.

116 Huntington Avenue

Boston, Massachusetts 02116

Re:    New Loma Communications, Inc. – Indenture

Ladies and Gentlemen:

We have acted as local counsel, with respect to the laws of the State of California, to New Loma Communications, Inc. (“New Loma”), a California corporation and wholly-owned subsidiary of American Tower Corporation (“ATC”), in connection with New Loma’s execution of the indenture agreement dated as of January 29, 2003 (the “Indenture”) and entered into by and among American Tower Escrow Corporation (“Escrow Corp.”), The Bank of New York, and from and after the consummation of the Escrow Corp. Merger (as defined in Section 1.01 of the Indenture), ATC, New Loma and the other guarantors listed on the signature pages thereto, relating to New Loma’s guarantee of up to $808,000,000 aggregate principal amount at maturity of 12.25% Senior Subordinated Discount Notes due 2008 issued by American Towers, Inc. (“ATI”), which are to be registered by ATI under the Securities Act of 1933, as amended (the “Securities Act”), and filed pursuant to a Registration Statement on Form S-4 (the “Registration Statement”) on or about the date hereof with the Securities and Exchange Commission (the “New Notes”) and exchanged for up to $808,000,000 aggregate principal amount at maturity of ATI’s outstanding 12.25% Senior Subordinated Discount Notes due 2008, which have not been so registered (the “Old Notes”).

MATERIAL EXAMINED

We have been furnished with and have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

i.    A Certificate of the California Secretary of State dated April 2, 2003 and setting forth the date the New Loma was incorporated and all amendments to the Articles of Incorporation filed on or prior to the date of such certificate.

ii.    A Certificate of Status of Domestic Corporation furnished by the California Secretary of State and dated March 28, 2003.

iii.    A letter from the California Franchise Tax Board setting forth New Loma’s standing with respect to its state franchise tax filings and dated April 1, 2003.

iv.    Photocopies of the bylaws of New Loma, as amended.

v.    A Secretary’s Certificate of New Loma dated January 29, 2003, certifying the articles of incorporation and bylaws of New Loma and applicable January 22, 2003 board resolutions of New Loma pertaining to the Indenture, as being true, complete and correct copies.

vi.    The Indenture, as defined above.

In rendering the opinions hereinafter expressed, we have relied only upon our examination of the foregoing documents and certificates, and we have made no independent investigation or verification of the factual matters set forth in such documents or certificates.

ASSUMPTIONS

In connection with this opinion, we have, with your permission assumed the following without independent investigation or verification:

a.    New Loma is not in violation of any order, judgment or decree of any court, arbitrator or governmental authority, the consequences of which violation would adversely affect New Loma’s execution, delivery or performance of its obligations under the Indenture.

b.    New Loma is not subject to any special laws, regulations or other restrictions that are not generally applicable to parties participating in transactions of the type contemplated by the Indenture and that would affect the performance by New Loma of its obligations thereunder.

c.    All signatures are genuine. All documents and instruments submitted to us are authentic. All documents and instruments submitted to us as originals or photocopies, telecopies or facsimilies of originals are authentic. All documents and instruments submitted to us as photocopies, telecopies or facsimilies conform to the original documents and instruments.

OPINION

Based solely upon the foregoing and subject to the assumptions, comments, qualifications and other matters set forth herein, we are of the opinion that:

1.    New Loma is a California corporation that is validly existing under the laws of the State of California, with requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture.

2.    The Indenture has been duly authorized by all requisite corporate action on the part of New Loma, and New Loma has duly executed and delivered the Indenture. No consent, approval, authorization or other order of, or registration or filing with, any court, regulatory body, administrative agency or other governmental agency or body is required for such execution and delivery under California law, except such as may be required under California state securities laws as to which we express no opinion.

COMMENTS AND QUALIFICATIONS

In addition to the qualifications, assumptions and other limitations set forth above, and without limiting the effect of such qualifications, assumptions and other limitations, our opinion is further qualified as follows:

A.    Law Limitations. We are qualified to practice law in the State of California and we do not express any opinion herein concerning any law other than the law of the State of California. Accordingly, the opinions rendered herein are limited to the substantive law of the State of California.

B.    Bankruptcy, etc. We express no opinion as to any, or the effect of any, bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other statutes or rules of law affecting creditors rights generally, including, without limitation, statutes or rules of law that (i) limit the effect of waivers of rights by a debtor, (ii) affect obligations undertaken by a subsidiary entity for the benefit of a parent or other related entity, and (iii) relate to deficiency judgments.

C.    Further Changes. Our opinion is rendered as of the date hereof and we assume no obligation to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including without limitation, future changes in applicable law.

D.    Tax, Anti-Trust and Securities. In rendering the opinions expressed herein we have made no examination of and express no opinion with respect to the characterization of transactions contemplated by the Indenture under federal, state or local tax laws and regulations or the tax liabilities of the parties with respect thereto, as to matters of any federal or state anti-trust laws, or as to matters of federal or state securities laws.

E.    Existence and Authority. The opinions expressed herein with respect to the valid existence of New Loma and its power and authority to execute, deliver and perform its obligations under the Indenture are based solely upon the Certificate of Status of Domestic Corporation and Franchise Tax Board letter reviewed by us and described in the Material Examined section above, and is subject to the terms and information set forth in such documents.

F.    Non-Participation in Negotiations. We have not participated in negotiation of the Indenture or the transactions contemplated thereby, nor have we participated in the preparation of any documents or filings with respect the Registration Statement or related prospectuses, amendments or supplements relating thereto. Our undertaking has been limited to a review of the form and content of the Indenture to the extent we deem appropriate to render the opinions expressed herein. We have not reviewed any other agreement for the purposes of rendering this legal opinion or been informed of any other understanding, and we offer no opinion as to the effect of any such agreement or understanding on the opinions expressed herein. Without limiting the generality of the foregoing, we express no opinion herein with respect to the legal, valid and binding nature of or the enforceability of the New Notes, with respect to which we understand that you have received a legal opinion from Palmer & Dodge LLP, dated the date hereof.

G.    Additional Documents and Instruments. The Indenture and Secretary’s Certificate referred to above makes reference to documents and instruments not examined by us in connection with this opinion. The opinions expressed herein are subject to the matters that would be revealed by an examination of such documents and instruments.

This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters. The opinions expressed herein may be relied upon only in connection with the Indenture by the addressees hereof provided that Palmer & Dodge LLP may rely on this opinion with respect to California law for the purposes of delivering its legal opinion dated the date hereof in connection with the Registration Statement.

The opinions expressed herein may not be quoted in whole or in part or otherwise used or referred to in connection with any other transactions and may not be furnished to or filed with any governmental agency or other person or entity without the prior written consent of this firm; provided that we consent to the filing by ATI of this opinion as an exhibit to the Registration Statement to be filed contemporaneously herewith with the Securities and Exchange Commission and we further consent to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours,

/S/    HOLME ROBERTS & OWEN LLP

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